                        DOBSON COMMUNICATIONS CORPORATION


                                 AMENDMENT NO. 1
                             dated February 8, 2001
                                       to
                    STOCKHOLDER AND INVESTOR RIGHTS AGREEMENT
                          dated as of January 31, 2000

          AMENDMENT NO. 1 TO STOCKHOLDER AND INVESTOR RIGHTS AGREEMENT


     Amendment No. 1 (the "Amendment") dated as of February 8, 2001 by and among the Persons listed on Schedule I hereto and Dobson Communications Corporation, an Oklahoma corporation (the "Company") to that certain Stockholder and Investor Rights Agreement (the "Agreement"), dated as of January 31, 2000 by and among the Persons listed on Schedule I thereto and the Company.

                                    RECITALS

     WHEREAS, the Company and AWS have entered into that certain Stock Purchase Agreement dated as of November 6, 2000, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated February 8, 2001 (as amended, the "Purchase Agreement") pursuant to which AWS will purchase from the Company 200,000 shares of the Company's Series AA Preferred Stock, upon the terms and subject to the conditions of the Purchase Agreement, which shares are, subject to certain conditions, exchangeable for 200,000 shares of the Company's Series A Convertible Preferred Stock; and

     WHEREAS, the parties hereto desire to amend and supplement the Agreement in the manner set forth in this Amendment; and

     WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree, and the Agreement is amended, as follows:

     Section 1. Each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the effective date hereof refer to the Agreement as amended and supplemented hereby.

     Section 2. Amendment to the Recitals. The Recitals to the Agreement are hereby amended as follows:

     (a) By deleting subsections (A), (B), and (C) thereof in their entirety.

     (b) By deleting the section reference "(D)" therein and inserting in lieu thereof the section reference "(A)" and by deleting the number "1/4" from subsection (A)(b)(ii) (as renumbered) thereof.

     (c) By deleting the section reference "(E)" therein and inserting in lieu thereof the section reference "(B)".

     (d) By deleting the word "and" immediately preceding subsection (A)(b)(iv) thereof (as renumbered).

     (e) By deleting the number "4,726,000" in subsection (A)(b)(iv) thereof (as renumbered) and inserting in lieu thereof the number "4,326,000".

     (f) By inserting immediately after subsection (A) (iv) thereof (as renumbered) new subsections (v) and (vi) as follows:

          "(v) 200,000 shares have been designated as Series A Convertible Preferred Stock; and

          (vi) 200,000 shares have been designated Series AA Preferred Stock"

     Section 3. Amendment to Article 1. Article 1 of the Agreement is hereby amended as follows:

     (a) By inserting before "Closing Price" but after "Class E Preferred Stock" a new definition "Closing Date" as follows:

          "Closing Date" shall mean the date of the Closing under the Stock Purchase Agreement (the "Purchase Agreement") dated as of November 6, 2000, between AWS and the Company, as amended pursuant to Amendment No. 1 to Stock Purchase Agreement dated as of February 8, 2001, between such same parties.

     (b) By inserting before "Closing Date" but after "Class E Preferred Stock" a new definition "Closing" as follows:

          "Closing" shall have the meaning given such term in the Purchase Agreement.

     (c) By inserting before "control" but after "confidential information" a new definition "Conflict Market Report" as follows:

          "Conflict Market Report" means a written notice specifying (a) each Cellular System MSA or RSA in which AWS or its Affiliates owns either a controlling interest, or at least a 5% non-controlling ownership interest, or any other attributable interest (within the meaning of the rules of the FCC) and (b) each PCS System MSA or RSA in which AWS or its Affiliates have a controlling interest or at least a 20% non-controlling ownership interest or any other attributable interest (within the meaning of the rules of the FCC).

     (d) By inserting before "Credit Agreements" but after "control" new definitions as follows:

          "Co-Sale" has the meaning given to such term in Section 3.7(a) hereof."

          "Co-Sale Acceptance Notice" has the meaning given to such term in
          Section 3.7(a) hereof."

          "Co-Sale Election Period" has the meaning given such term in Section 3.7(a) hereof."

          "Co-Sale Notice" has the meaning given to such term in Section 3.7(a) hereof."

          "Co-Sale Option" has the meaning given to such term in Section 3.7(a) hereof."

          "Co-Sale Right" has the meaning given to such term in Section 3.7(a) hereof."

     (e) By inserting before "FCC" but after "Exchangeable PIK Preferred Stock" a new definition "Exempt Issuances" as follows:

          "Exempt Issuances" has the meaning given to such term in Section 3.6(b) hereof.

     (f) By inserting before "GAAP" but after "FCC Order" a new definition "FCC Re-Auction" as follows:

          "FCC Re-Auction" shall mean the auction (Auction No. 35) by the FCC of 422 licenses for broadband PCS spectrum covering 195 BTAs and consisting of 312 C block 10 MHz licenses, 43 C block 15 MHz licenses and 67 F block 10 MHz licenses, currently scheduled for December 12, 2000.

     (g) By inserting into the definition of "Preferred Stock" after the words "Senior PIK Preferred Stock" the phrase ", Series A Preferred Stock and Series AA Preferred."

     (h) By inserting before "Senior PIK Preferred Stock" but after "Securities Act" a new definition "Selling Stockholder" as follows:

          "Selling Stockholder" has the meaning given to such term in Section 3.7(a) hereof.

     (i) By inserting before "Stockholders" but after "Senior PIK Preferred Stock" the definitions "Series AA Certificate of Designation" and "Series A Certificate of Designation", as follows:

          "Series AA Certificate of Designation" shall mean the Certificate of the Powers, Preferences and Relative, Optional and Other Special Rights of Series AA Preferred Stock and the Qualifications, Limitations and Restrictions thereof, authorizing the Series AA Preferred Stock pursuant to the Restated Certificate, as amended.

          "Series A Certificate of Designation" shall mean the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of Series A Preferred Stock and Qualifications, Limitations and Restrictions thereof, authorizing the Series A Preferred Stock pursuant to the Restated Certificate, as amended.

     (j) By inserting before "Stockholders" but after "Series A Certificate of Designation" the definitions "Series AA Preferred" and "Series A Preferred Stock" as follows:

          "Series AA Preferred" shall mean shares of Series AA preferred Stock, par value $1.00 per share, of the Company. "Series A Preferred Stock" shall mean shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

     (k) By deleting the definition of "Logix Communications".

     (l) By amending the definition of "POPs" by deleting the phrase "Equifax Marketing Decision Systems, Inc." and inserting in lieu thereof the phrase "Paul Kagen Cellular Telephone Atlas".

     (m) By amending the definition of "Restated Bylaws" by deleting the phrase "as of the IPO Date" and inserting in lieu thereof the phrase "as of the Closing Date".

     (n) By amending the definition of "Restated Certificate" by deleting the phrase "as of the IPO Date" and inserting in lieu thereof the phrase "as of the Closing Date".

     (o) By deleting the following phrase from the definition of "Affiliate":

          "Logix Communications will not be deemed to be part of the Company or an Affiliate of the Company for purposes of this Agreement, and".

     (p) By inserting before "PCS System" but after "NASDAQ" a new definition "New Securities" as follows:

          "New Securities" shall mean (a) Equity Securities and (b) debt securities, options, warrants, and other rights, convertible or exercisable into Equity Securities.

     (q) By inserting before "FCC" but after "Exempt Issuances" a new definition "Existing Major Stockholder Affiliate" as follows:

          "Existing Major Stockholder Affiliate" means any Person directly or indirectly controlled by Everett R. Dobson, other than the Company or any of its Subsidiaries. For purposes of this definition, a Family Member shall be considered an Existing Major Stockholder Affiliate.

     (r) By inserting before "FCC" but after "Existing Major Stockholder Affiliate" a new definition "Family Member" as follows:

          "Family Member" means Everett R. Dobson's spouse, children (including stepchildren or adopted children) and each trust, family limited partnership or other entity created for the primary benefit of any one or more of them.

     Section 4. Amendment to Article 2. Article 2 of the Agreement is hereby amended as follows:

     (a) By inserting at the beginning of subsection 2.1(b) thereof the following:

          "AWS hereby acknowledges and agrees that, in the event that the Board of Directors will consider, discuss or vote upon any matter involving a potential event of a conflict of interest between AWS or its Affiliates and the Company, it will cause any director selected pursuant to Section 2.1(a)(ii) above to recuse himself from the meeting during the period of such consideration and discussion and abstain from any vote to be taken by the Board of Directors concerning such matter. Furthermore,".

     Section 5. Amendment to Article 3. Article 3 of the Agreement is hereby amended as follows:

     (a) By inserting the subsection reference "(a)" immediately prior to the word "Notwithstanding" in the first line of Section 3.1.

     (b) By inserting a new subsection 3.1(b) as follows:

          "(b) Neither AWS nor any Affiliate of AWS shall Transfer, directly or indirectly, any shares of Series AA Preferred or Series A Preferred Stock to any competitor of the Company unless such Transfer is approved by a duly adopted resolution of the Board of Directors of the Company."

     (c) By inserting after Section 3.2 but before Section 3.3, a new Section
3.3 as follows and by redesignating Sections 3.3 and 3.4 as Sections 3.4 and 3.5, respectively:

          "3.3 Transfer and Conversion of Series A Preferred Stock. AWS covenants and agrees that, until the first anniversary of the Closing Date, AWS will not Transfer any shares of Series AA Preferred or Series A Preferred Stock held by it without the prior written approval of the Board of Directors, other than Transfers (i) to an Affiliate; provided any Affiliate of AWS shall Transfer all shares of Series AA Preferred or Series A Preferred Stock, as the case may be, held by it to AWS or another Affiliate of AWS immediately prior to it ceasing to be an Affiliate of AWS; (ii) pursuant to a tender or exchange offer (as evidenced by a duly adopted resolution of the Board of Directors),
          (iii) to the Company, (iv) pursuant to the terms and conditions of a merger or consolidation to which the Company is a party, or (v) pursuant to the Exchange Agreement, dated as of February 8, 2001, between the Company and AWS (the "Exchange Agreement"). AWS further covenants and agrees that it shall not distribute or otherwise Transfer any shares of Series AA Preferred or Series A Preferred Stock held by it to partners, investors, or stockholders until it has given irrevocable written notice to the Company and, if applicable, to the Company's transfer agent for the Series A Preferred Stock, of the conversion pursuant to Section 7 of the Series A Certificate of Designations of shares of Series A Preferred Stock to be distributed or Transferred into shares of the Company's Class A Common Stock."

     (d) By adding the following sentence immediately following the last sentence of Section 3.4 (as renumbered):

          "Any transferee of shares of Series AA Preferred or Series A Preferred Stock pursuant to any Transfer made in violation of this Article 3 shall have no rights as a Stockholder of the Company and no other rights against or with respect to the Company except, in the case of Series A Preferred Stock, the right to receive shares of Class A Common Stock upon the conversion of such transferred shares of Series A Preferred Stock."

     (e) By deleting in the first sentence in Section 3.5(b) (as renumbered) the section reference "Section 3.3" and inserting in lieu thereof the section reference "Section 3.5".

     (f) By adding a new Section 3.6 as follows:

          "3.6 Limited Rights of First Offer.

                    (a) Until such time as AWS ceases to hold at least the
               Minimum Equity Ownership, if at any time after the date hereof the Company authorizes the issuance or sale of any New Securities, other than an Exempt Issuance, the Company shall first offer to sell to AWS, subject to the rights of JWC under
               Section 3.5 of this Agreement, a portion of the New Securities to be issued equal to the number of New Securities to be issued or sold multiplied by the quotient obtained by dividing (1) the number of shares of Common Stock then held by AWS (on a fully diluted, as-if converted and/or, with respect to the Series AA Preferred, exchanged and then converted basis) by (2) the total number of shares of Common Stock of the Company outstanding on a fully diluted, as-if converted basis. AWS shall be entitled to purchase such New Securities at the same price and on the same terms as such New Securities are to be offered to any Person. The purchase price for all New Securities offered to AWS hereunder shall be payable in cash.

                    (b) In order to exercise its purchase rights hereunder, AWS must within 10 days after receipt of written notice from the Company describing in reasonable detail the New Securities, the purchase price thereof, the payment terms and AWS' percentage allotment, deliver a written notice to the Company describing AWS' election to purchase such New Securities pursuant to the terms hereof.

                    (c) Upon the expiration of the offering period described
               above, the Company shall be entitled to sell the New Securities which AWS has not elected to purchase during the 180 days following such expiration at a price not less, and on other terms and conditions no more favorable to the purchasers thereof, than that offered to AWS. Any New Securities offered or sold by the Company after such 180-day period must be reoffered to AWS pursuant to the terms of this Section 3.6.

                    (d) For purposes of this Agreement, "Exempt Issuance" shall mean any issuance (i) of Series AA Preferred Stock at the Closing as contemplated by the Purchase Agreement or any other preferred stock issued to AWS in connection with the transactions contemplated by the Purchase Agreement, including the exchange of Series AA Preferred Stock for Series A Preferred Stock (ii) of New Securities upon conversion or exercise of, or in exchange for, any Equity Securities or debt securities of the Company or any options, warrants or other rights to acquire securities of the Company, (iii) to employees, officers, directors and consultants of the Company and its Subsidiaries pursuant to the terms of plans approved by the Board of Directors or otherwise,
               (iv) of the Company's securities as consideration for the acquisition of another Person or business, (v) as a pro rata distribution with respect to the Company's Equity Securities,
               (vi) pursuant to any securities split, securities dividend, recapitalization or reorganization that does not dilute the economic interest of any holder of New Securities, (vii) of New Securities issued to a lender in connection with its loan to the Company or any of its Subsidiaries or to investors in connection with an offering of the Company consisting of high yield debt securities or preferred stock or warrants or equity securities,
               (viii) of shares of Equity Securities issuable to the holders of the Preferred Stock in payment of accrued dividends thereon, (ix) of Special Parity Stock (as defined in the Series A Certificate of Designation), (x) of a class of Common Stock in exchange for another class of Common Stock in accordance with the provisions of the Restated Certificate, as amended and (xi) pursuant to an offering to the public registered under the Securities Act."

          (g) By adding a new Section 3.7 as follows:

               "3.7 Limited Rights of Co-Sale.

               (a) Until such time as AWS ceases to hold at least the Minimum Equity Ownership, if the Dobson Partnership, Everett R. Dobson or any Existing Major Stockholder Affiliate proposes to sell to any Person (other than (i) to any Existing Major Stockholder Affiliate or to Everett R. Dobson, (ii) in a public sale or a sale subject to Rule 144 of the Securities Act or (iii) sales of Common Stock in an aggregate amount up to ten percent (10%) of the aggregate shares of Common Stock issued and outstanding at any time pursuant to customary forward sales contracts or other similar arrangements with major investment banking institutions) (each a "Co-Sale"), any of the shares of Common Stock held by such Person (the "Co-Sale Shares"), then such Person (the "Selling Stockholder") shall promptly give written notice (the "Co-Sale Notice") to AWS of its right to participate in the Co-Sale (the "Co-Sale Option"). The Co-Sale Notice shall set forth in reasonable detail the proposed sale or transfer, including, without limitation, the number of Co-Sale Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. AWS shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate in the Co-Sale (the "Co-Sale Acceptance Notice") to the Selling Stockholder within ten (10) days after receipt by AWS of the Co-Sale Notice (the "Co-Sale Election

               Period"). Each Co-Sale Acceptance Notice shall indicate the maximum number of shares of Common Stock which AWS wishes to sell in the Co-Sale.

               (b) AWS shall have the right to sell that portion of its shares of Common Stock in the Co-Sale which is equal to or less than the product obtained by multiplying (i) the total number of shares of Common Stock available for sale to the buyer in the Co-Sale by
               (ii) a fraction, the numerator of which is the total number of shares of Common Stock then held by AWS (on a fully diluted, as if converted basis and/or, with respect to the Series AA Preferred, exchanged and then converted basis) and the denominator of which is the total number of shares of Common Stock then held by AWS and the Selling Stockholder (each on a fully diluted, as if converted basis), in each case as of the date of the Co-Sale Acceptance Notice. In the event AWS does not elect to sell the full amount of the shares of Common Stock which AWS is entitled to sell pursuant to this Section 3.7, then the Selling Stockholder shall have the right to sell in the Co-Sale any shares of Common Stock not elected to be sold by AWS. AWS shall have the right to convert shares of Series A Preferred Stock into the number of shares of Common Stock to be sold by AWS pursuant to the Co-Sale Option subject to the condition that the sale of such shares of Common Stock are purchased by the buyer or the Selling Stockholder in accordance with this Section 3.7.

               (c) Within ten (10) calendar days after the end of the Co-Sale Election Period, the Selling Stockholder shall promptly notify AWS of the number of shares of Common Stock held by AWS that will be included in the Co-Sale and the date on which the Co-Sale will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Co-Sale Election Period and (ii) ten (10) days after the satisfaction of any governmental approval or filing requirements, if any.

               (d) AWS may effect its participation in any Co-Sale hereunder by delivery to the buyer, or to the Selling Stockholder for delivery to the buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the shares of Common Stock it elects to sell pursuant thereto. At the time of consummation of the Co-Sale, the buyer shall remit directly to AWS that portion of the sale proceeds to which AWS is entitled by reason of its participation with respect thereto. No shares of Common Stock may be purchased by the buyer from the Selling Stockholder unless the buyer simultaneously purchases from AWS all of the shares of Common Stock that it is entitled to sell pursuant to Section 3.7(b); provided, however, that in the event that the buyer refuses to purchase shares of Common Stock from AWS, the Selling Stockholder shall be permitted to consummate the Co-Sale as long as simultaneously with the closing of the Co-Sale the Selling Stockholder purchases from AWS, on the same terms and conditions as would have applied to the sale of shares of Common Stock by AWS to the buyer in the Co-Sale, all of the shares of Common Stock which AWS was entitled to sell in the Co-Sale.

               (e) Any shares of Common Stock held by a Selling Stockholder which are the subject of the Co-Sale that the Selling Stockholder desires to sell following compliance with this Section 3.7 may be sold to the buyer only during the period specified in Section 3.7(c) and only on terms no more favorable to the Selling Stockholder than those contained in the Co-Sale Notice. Promptly after such sale, the Selling Stockholder shall notify the Company, which in turn shall promptly notify AWS, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the sale and of the terms thereof. In the event that the Co-Sale is not consummated within the period required by this Section 3.7 or the buyer fails timely to remit to AWS its respective portion of the sale proceeds, the Co-Sale shall be deemed to lapse, and any sale of shares of Common Stock pursuant to such Co-Sale shall be deemed to be in violation of the provisions of this Agreement unless the Selling Stockholder once again complies with the provisions of this
               Section 3.7.

               (f) The provisions of this Section 3.7 shall not apply to any transfer of shares by the Dobson Partnership or its Affiliates of Company Stock to Major Telecom Competitors, which transfers shall remain subject to the provisions of Section 3.1 hereof.

          (h) By adding a new Section 3.8 as follows:

               "3.8 Prohibition of Issuances of New Securities. Until such time as AWS ceases to hold at least a majority of the shares of Series A Preferred Stock issued to it upon the exchange for 200,000 shares of Series AA Preferred issued to AWS on the Closing Date, the Company will not, without the prior written consent of AWS, issue New Securities to any Major Telecom Competitor; further, until such time as AWS ceases to hold at least a majority of the Series AA Preferred issued to AWS on the Closing Date, the Company will not, without the prior written consent of AWS, issue New Securities to any Major Telecom Competitor."

     Section 6. Amendment to Article 4. Article 4 of the Agreement is hereby amended by deleting in Section 4.1(a)(i)(C) the word "one" and inserting in lieu thereof the word "three".

     Section 7. Amendment to Article 5. Article 5 of the Agreement is hereby amended by adding a new Section 5.6 as follows:

               "5.6. Acquisition of Cellular and PCS Licenses. Until such time as AWS ceases to Beneficially Own at least the Minimum Equity Ownership, neither the Company nor any of its Subsidiaries shall acquire Cellular System licenses or PCS System licenses for markets where, as of the date such acquisition agreement was entered into, the acquisition of such licenses by the Company would, based solely upon the most recently delivered Conflict Market Report delivered by AWS to the Company, result in an FCC Conflict."

     Section 8. Miscellaneous.

     (a) The provisions of Article 9 (other than Section 9.15) of the Agreement, as in effect on the date hereof, are hereby incorporated herein by reference, mutatis mutandis, as if set forth herein in full.

     (b) Section 9.15 of the Agreement is hereby amended by adding the following at the end of the last sentence thereof:

               "provided, however, that if an FCC Conflict results from an ownership interest of (i) a partnership in which AWS is a partner or other entity in which AWS owns an attributable interest (within the meaning of the rules of the FCC), (ii) AWS or (iii) an Affiliate of AWS and (x) none of the Company's Chief Executive Officer, Chief Financial Officer or Senior Counsel had any knowledge that prior to the date that the Company became contractually committed to acquire the Cellular System license or PCS System license that such acquisition would cause such FCC Conflict and (y) such potential FCC Conflict was not evident from the Conflict Market Report, then AWS shall be required to take the actions necessary so that the FCC Conflict no longer exists; it being expressly understood that knowledge acquired during the FCC Re-Auction of the bidding conduct of AWS, an Affiliate of AWS or any other entity in which AWS has an ownership interest, shall not be deemed prior knowledge for purposes of this Section 9.15."

     (c) Except to the extent amended or supplemented by this Amendment, all provisions of the Agreement are and shall remain in full force and effect and are hereby satisfied and confirmed in all respects, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or amendment of any provision of the Agreement not specifically amended or supplemented by this Amendment.

     IN WITNESS WHEREOF, each of the parties has executed or caused this Amendment to be executed by its duly authorized offices as of the date first written above.


STOCKHOLDERS:

                                    DOBSON CC LIMITED PARTNERSHIP

                                    By: RLD, Inc., its General Partner

                                    By: ______________________________________
                                         Name:     Everett Dobson
                                         Title:    President


                                    J.W. CHILDS EQUITY PARTNERS II, L.P.

                                    By: J.W. Childs Advisors II, L.P.,
                                         its general partner

                                    By: J.W. Childs Associates, L.P.,
                                         its general partner

                                    By: J.W. Childs Associates, Inc.,
                                         its general partner


                                    By: ______________________________________
                                         Name:
                                         Title:


                                    ---------------------------------------
                                    Dana L. Schmaltz, as agent and
                                    Attorney-in-fact for the JWC Group
                                    Stockholders under Purchaser
                                    Appointment of Agent and Power of
                                    Attorney and not in his individual
                                    capacity

                                   AT&T WIRELESS SERVICES, INC.





                                   By: ______________________________________
                                        Name:
                                        Title:


COMPANY:

                                   DOBSON COMMUNICATIONS CORPORATION




                                   By: ______________________________________
                                        Name:
                                        Title:

                                                                      Schedule I

         Stockholders:

Dobson CC Limited Partnership
c/o Dobson Communications Corporation
13439 N. Broadway Extension
Suite 200
Oklahoma City, OK 73114
Telephone:  (405) 391-8500
Attention:  Everett R. Dobson


J.W. Childs Equity Partners II, L.P.
One Federal Street
Twenty-First Floor
Boston, MA 02110
Telephone:  (617) 753-1100
Attention:  Dana Schmaltz


JWC Group Stockholders:
(See Attached sheet)

AT&T Wireless Services, Inc.
295 North Maple Avenue
Basking Ridge, New Jersey 07920
Telephone:  (908) 221-2000
Attention:  General Counsel


         Company

Dobson Communications Corporation
13439 N. Broadway Extension
Suite 200
Oklahoma City, OK 73114
Telephone:  (405) 391-8500
Attention:  Everett R. Dobson